Exhibit 99.1

[CUTTER & BUCK LETTERHEAD]

August 15, 2005

Mr. David A. Lorber

Pirate Capital LLC

200 Connecticut Ave, 4th Floor

Norwalk, CT 06854

Dear David:

Cutter & Buck wanted to be sure to respond to your letter of July 20, 2005 within the time requested.  First of all, I am glad that you and Tom Wyatt and I had a chance to personally get together to discuss the items raised in your letter.  We would also like to thank you for taking time to meet with us in Seattle to discuss our respective views.

Our Board has carefully considered the items raised in your letter.  We agree that most of your suggested governance changes are appropriate.  We simply appear to have different views about the time to implement them in light of our recent CEO transition and the business cycle for our Company’s products.  While I had hoped that our negotiations would have resolved the matter, and we could avoid a potentially costly and distracting proxy battle, we would like you to reconsider this matter and resolve it on the following basis:

The Company would:

•                  Amend the shareholder rights plan so it expires three years early, i.e., on November 18, 2005;

•                  Include in its proxy statement for the upcoming Annual Meeting a management-supported proposal to phase out the classified board; and

•                  Include in its proxy statement a management-supported proposal to eliminate the supermajority provisions with respect to the classified board when the classified board is phased out.

In exchange, Pirate would:

•                  Agree to vote for the Company’s nominees for director at the upcoming Annual Meeting; and

•                  Agree not to participate in a proxy contest involving the Company for a period of one year from the date of the upcoming Annual Meeting.

I am sure you will recognize that this proposal reflects an affirmative response to three of the four corporate governance initiatives set forth in your July 20 letter.  We continue to believe that cumulative voting in the election of directors is not of the same nature as your other suggested changes and, at this point, is not in the best interests of Cutter & Buck’s shareholders.

More specifically, with regard to our proposal on the classified board, the Company would ask shareholders to phase out the current division of the board of directors into three classes and to provide instead for the annual election of directors commencing with the class of directors standing for election at the 2006 annual shareholders’ meeting.  To ensure a smooth transition to the new system, and to permit the current directors to serve out the terms to which they were elected by the shareholders, the amendments will not shorten the term of any director elected at or before the 2005 annual shareholders’ meeting.  Instead, the new procedures would apply to all directors elected after the upcoming annual shareholders’ meeting.  We think this phase-out approach makes particular sense because the Company recently hired a seasoned, industry-veteran CEO after a prolonged, national search.  Along with me—the Chairman of the Board—the new CEO is one of the two Board members standing for election at the upcoming annual meeting.  The Board believes the new CEO should have a reasonable chance to carry out his strategic plans, and this timeframe would address that concern while also addressing your proposal to eliminate a classified board altogether.

The supermajority voting requirements for amending, altering or repealing the classified board would also be eliminated at the time when all directors will be up for annual election.

We are hopeful that you will view the Board’s proposed actions as described above to be in accordance with the concerns expressed in your July 20 letter and that you will agree not to engage in a potentially costly and distracting proxy contest.

If you have any questions, I am happy to discuss them with you.

Very truly yours,

/s/ DOUGLAS G. SOUTHERN

Douglas G. Southern
Chairman

cc:           Cutter & Buck Board of Directors